Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Clacendix, Inc. (Formerly ION Networks, Inc.) on Form S-8 [File No. 333-139072] of our report dated April 14, 2008, with respect to our audits of the consolidated financial statements of Clacendix, Inc. (Formerly ION Networks, Inc.) as of December 31, 2007 and for the years ended December 31, 2007 and 2006, which report is included in this Annual Report on Form 10-KSB of Clacendix, Inc. (Formerly ION Networks, Inc.) for the year ended December 31, 2007.

/s/ Marcum & Kliegman LLP

New York, New York

May 28, 2008